Exhibit 23.1

Consent of Independent Registered Accounting Firm

We consent to the inclusion in this Registration Statement of Finward Bancorp (formerly known as NorthWest Indiana Bancorp) on Form S-4 (Amendment No. 1) of our report dated March 22, 2021 with respect to our audits of the financial statements of NorthWest Indiana Bancorp as of and for the years ended December 31, 2020 and 2019, which report is incorporated by reference in the Prospectus, which is part of the registration statement. We also consent to the reference to our firm as experts in such Prospectus.

/s/ PLANTE & MORAN, PLLC

Chicago, Illinois
November 2, 2021